UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2015

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184126	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Status of Investments in Real Estate

As of January 23, 2015, Industrial Property Trust Inc. (the “Company”) had acquired properties with an aggregate total purchase price of approximately $456.1 million, comprised of 43 industrial buildings totaling approximately 6.1 million square feet in 13 industrial markets throughout the U.S. with 93 customers, a leased rate of 79.4%, and a weighted-average remaining lease term (based on square feet) of approximately 5.0 years. As of this date:

•	35 industrial buildings totaling approximately 4.5 million square feet comprised the Company’s operating portfolio, which consists of stabilized properties, and was 98.5% leased. The Company’s operating portfolio has an estimated aggregate weighted-average purchase price capitalization rate of approximately 5.5% (5.7% excluding contractual free rent during a portion of the year following acquisition for certain of the properties).

•	8 industrial buildings totaling 1.6 million square feet comprised the Company’s development and value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. The Company generally considers a building to be stabilized on the earlier to occur of the first anniversary of a building’s acquisition or completion date or a building achieving 90% occupancy.

Forward-Looking Statement

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the lease terms) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, risks associated with the customers’ ability to continue to comply with the terms of their leases, and those risks set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

February 4, 2015	By:	/s/ THOMAS G. MCGONAGLE
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer